UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2015

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.
On February 9, 2015, Avista Corporation (Avista Corp.) filed electric and natural gas general rates cases with the Washington Utilities and Transportation Commission (UTC).
Avista Corp. has requested an overall increase in base electric rates of 6.6 percent (designed to increase annual electric revenues by $33.2 million) and an overall increase in base natural gas rates of 7.0 percent (designed to increase annual natural gas revenues by $12.0 million). Avista Corp.'s requests are based on a proposed rate of return on rate base of 7.46 percent with a common equity ratio of 48 percent and a 9.9 percent return on equity.
The major driver of these general rate case requests is to recover the costs associated with the ongoing need to maintain, replace and invest in Avista Corp.'s facilities and equipment. Several significant capital investments Avista Corp. has made and is currently making that are included in the filing are:

•	the ongoing and multi-year redevelopment of the Little Falls Powerhouse on the Spokane River,

•	the continuing rehabilitation of the Nine Mile Powerhouse on the Spokane River,

•	information technology upgrades that include the replacement of Avista Corp.'s customer information and work management systems (which were implemented in February 2015),

•	the ongoing project to systematically replace portions of Aldyl-A natural gas distribution pipe, and

•	technology investments for deploying Advanced Metering Infrastructure in Washington, including installation of advanced meters, beginning in 2016.
The UTC has up to 11 months to review the filings and issue a decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	February 12, 2015	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer